CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “[…***…]” BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

TERM PURCHASE AGREEMENT

This Term Purchase Agreement (“Agreement”), dated April 20, 2021 (“Effective Date”), is made by and between Bakersfield Renewable Fuels, LLC, a Delaware limited liability company (“BKRF” or “GCE”), and ExxonMobil Oil Corporation, a New York corporation (“ExxonMobil”). GCE and ExxonMobil are each individually referred to herein as a “Party”, and collectively as the “Parties”.

WHEREAS, GCE intends to produce renewable diesel fuel at its refinery in Bakersfield, California;

WHEREAS, ExxonMobil desires to purchase and GCE desires to sell certain quantities of renewable diesel fuel, on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the aforesaid premises and the mutual covenants contained herein, the Parties hereby agree:

DEFINITIONS

Unless the context indicates otherwise, as used in this Agreement, the following terms have the meanings indicated below:

“Additional Renewal Term” shall have the meaning given to that term in Section 2.1(c).

“Adjusted GCE Margin Share” shall have the meaning given to that term in Schedule 4.2.

“Affiliate” means, with respect to a person, any other person which controls, either directly or indirectly, such person or which is controlled directly or indirectly by such person or is directly or indirectly controlled by a person which directly or indirectly controls such person. “Control” for purposes of the immediately preceding sentence means the power to direct or cause the direction of the management and policies of the company, partnership or legal entity, whether through the ownership directly or indirectly of more than fifty percent (50%) of the voting securities, by contract or otherwise.

“Agreement” shall have the meaning given to that term in the preamble to this Agreement.

“API” means the American Petroleum Institute.

“API 1640” shall have the meaning given to that term in Section 9.4.

“Applicable Law” means all statutes, ordinances, rules, regulations, orders, and directives of federal, state, or local authority, including those applicable to environmental pollution, and all presidential proclamations which apply to either Party or the Project.

“Bakersfield Terminaling Agreement” means the agreement for services related to storage and handling of Products at the Project site, which the Parties intend to enter simultaneously with this Agreement.

“Barrel” means a volume equal to forty-two (42) Gallons.

“BKRF” shall have the meaning given to that term in the preamble to this Agreement.

“Business Day” means a day (except Saturdays and Sundays and public holidays) when deposit-taking banks are open in New York, New York, for the business of over-the-counter deposit-taking.

“CARB” means the California Air Resources Board.

“Commercial Operations Date” means the date that the Project has completed required testing and commissioning under the engineering, procurement and construction agreements for the Project and can start producing Renewable Diesel for sale.

“Committed Volume” shall have the meaning given to that term in Section 2.2(a) of the Offtake Agreement.

“Decision” shall have the meaning given to that term in Section 12.2(f).

“Delivery Point” means: (a) for transport by truck, the point at which the Products in question passes the vehicle’s flange connection on loading into the vehicle; (b) for transport by rail, the point at which the Products in question passes the rail tank wagon’s flange connection on loading into the rail tank wagon; (c) for transfers into the ExxonMobil Delivery Tanks, at the inlet flange of the applicable tank; and (d) for transport by pipeline, the point mutually agreed by the Parties in accordance with Section 3.2.

“Delivery Week” means one calendar week, beginning Monday 12:00 AM local time through Sunday 11:59 PM local time.

“Effective Date” shall have the meaning given to that term in the preamble to this Agreement.

“EMTS” shall have the meaning given to that term in Section 5.3.

“EPA” means the U.S. Environmental Protection Agency.

“Expert” shall have the meaning given to that term in Section 12.2(b).

“ExxonMobil Delivery Tank” means a storage tank at the Project into which Products are delivered to ExxonMobil pursuant to in-tank sales made under Section 3.2.

“FBTC” means the Federal Blenders Tax Credit, which applies to blenders of Biodiesel (including Renewable Diesel) mixtures as set forth in Internal Revenue Code Sections 6426(a) and (c), and persons that sell or use alternative fuel as a fuel in a motor vehicle or motorboat and in aviation, as set forth in Internal Revenue Code Sections 6426(a) and (d).

“FCA” means Free Carrier, as defined in the Incoterms published by the International Chamber of Commerce.

[…***…]

“Force Majeure” shall have the meaning given to that term in Section 11.1.

“FPTC” means Federal Producer Tax Credit, which applies to producers of Biodiesel (including Renewable Diesel).

“Gallon(s)” means a unit of volume equivalent to 231 cubic inches measured at 60 degrees Fahrenheit.

“GCE” shall have the meaning given to that term in the preamble to this Agreement.

“GCE Margin Share” shall have the meaning given to that term in Schedule 4.2.

“GCE Renewable Diesel Price” means the price per Gallon of Renewable Diesel as per the formula set forth in Schedule 4.1.

“Governmental Authority” means, in respect of any country, any national, regional, state, or local government, any subdivision, agency, commission or authority thereof (including any quasi-governmental agency) having jurisdiction over a Party, the Project or Renewable Diesel to be delivered pursuant to this Agreement and acting within its legal authority.

“Governmental Authorization” means all permits, authorizations, variances, approvals, registrations, certificates of legal status, certificates of occupancy, orders or other approvals or licenses (and in any case, any amendments or supplements thereto) granted or issued by any Governmental Authority having or asserting jurisdiction over matters covered in this Agreement or with respect to a Party.

“Initial Term” shall have the meaning given to that term in Section 2.1(a).

“Information” shall have the meaning given to that term in Section 14.4.

“Intellectual Property Right” shall have the meaning given to that term in Section 9.3.

“Invalid RIN” shall have the meaning given to that term in Section 5.5.

“IRS” means the United States Internal Revenue Service.

“LCFS” means the Low Carbon Fuel Standard.

“Lenders” shall have the meaning given to that term in the Offtake Agreement.

“Margin” shall have the meaning given to that term in Section 4.2(b).

“Margin Notice” shall have the meaning given to that term in Section 4.2(b).

“Margin Payment” shall have the meaning given to that term in Section 4.2(b).

“Monthly Delivery Schedule” shall have the meaning given to that term in Section 3.1(b).

“Monthly Limit Notice” shall have the meaning given to that term in Section 3.1(a).

“Monthly Operating Volume” shall have the meaning given to that term in Section 3.1(a).

“Monthly Payment Amount” shall have the meaning given to that term in Section 4.2(d).

“Monthly Scheduled Volume” shall have the meaning given to that term in Section 3.1(a).

“Offtake Agreement” means the Product Offtake Agreement between GCE (as successor by assignment to GCE Holdings Acquisitions, LLC) and ExxonMobil dated April 10, 2019, as amended by that certain Amendment and Waiver Letter Agreement dated March 31, 2020, and as may be further amended by the Parties.

“OPIS” means Oil Price Information Service as published by UGC Holdings LP or its successors.

“Product” or “Products” means Renewable Diesel and/or SAF (if agreed by the Parties pursuant to Section 1.1).

[…***…]

“Project” means the renewable diesel facility located in Bakersfield, California that GCE intends to convert, own and operate to process approximately 15,000 Barrels per day of renewable feedstock into renewable diesel utilizing Haldor Topsøe HydroFlex technology. At design capacity, the Project is expected to produce approximately two hundred ten (210) million Gallons per Year of Renewable Diesel as well as other co-products.

“Proposal” shall have the meaning given to that term in Section 12.2(c).

“Price Reopener Dispute” shall have the meaning given to that term in Section 4.3(c).

“Renewable Diesel” means product that meets the Specifications in Schedule 1.1.

“Renewal Term” shall have the meaning given to that term in Section 2.1(b).

“Representatives” shall have the meaning given to that term in Section 14.5(i).

“Resale Price” shall have the meaning given to that term in Section 4.2(b).

“RFS2” means the Renewable Fuel Standard issued in accordance with the Energy Policy Act of 2005 and modified by the Energy Independence and Security Act of 2007.

“RFS2 Regulations” means rules and regulations issued by any Governmental Authority having or asserting jurisdiction over matters related to RSF2.

“RINs” shall have the meaning given to that term in Section 5.1.

“Rules” shall have the meaning given to that term in Section 12.1.

“SAF” means sustainable aviation fuel.

“Specification(s)” means the specifications for the Products, as set forth in Schedule 1.1.

“Start Date” shall have the meaning given to that term in Section 2.1(a).

“Table 4.2” shall have the meaning given to that term in Section 4.2(d).

“Taxes, Fees, and/or Other Similar Levies” means all taxes, fees, levies or charges imposed by any Governmental Authority, including federal manufacturers excise taxes, environmental taxes, state and local motor fuel excise taxes, state and local sales and use taxes, gross receipts or franchise taxes, business and occupation taxes, state and local inspection fees, and federal, state and local oil spill taxes or fees.

“Term” means collectively, the Initial Term and any subsequent Renewal Term or Additional Renewal Term.

“Transfer Date” shall have the meaning given to that term in Section 5.3.

“Turnaround” means a planned maintenance event that results in an interruption of normal production for a particular refinery unit or group of units at the Project for a limited period of time.

“Year” shall mean each twelve (12) month period commencing when the Initial Term commences.

Terms not otherwise defined in this section shall have the meanings ascribed to such terms elsewhere in this Agreement.

ARTICLE I
AGREEMENT TO PURCHASE

1.1	Purchase of Products.
(a)	During the Term of this Agreement, ExxonMobil shall have the right to purchase and receive Products from GCE, and GCE agrees to sell and deliver Products to ExxonMobil, in each case, in accordance with the terms and conditions of this Agreement and at the prices set forth in Schedule 4.1 to this Agreement.
(b)	The Parties acknowledge that, initially, the Project will only be capable of producing and delivering Renewable Diesel, and that GCE may elect to modify the Project to be capable of producing and delivering SAF. Unless and until this Agreement is modified in writing by the mutual agreement of the Parties to address the production, delivery and sale of SAF in accordance with clause (c) below, “Products” shall not include SAF.
(c)	If GCE decides to make such modifications to the Project, whether in accordance with Section 3.4 of the Offtake Agreement or independent thereof, GCE and

ExxonMobil agree to negotiate in good faith for a period of one hundred and twenty (120) days regarding the potential for SAF to be added as a Product under this Agreement and related terms and conditions, including, without limitation, a mutually agreeable price formula for SAF, volumes of SAF, specifications for SAF and a margin sharing regime for SAF, and any other related changes to this Agreement. During this 120-day period, ExxonMobil shall use reasonable efforts to conduct and complete its “fit for use” evaluation of the specifications for the SAF proposed by GCE.

(d)	In the event the Parties are unable to reach agreement on the deal terms for such SAF sale within such 120-day period, then GCE may sell SAF from the Project to third parties; provided that, absent agreement in accordance with clause (c) above, GCE shall convert no more than 2,500 Barrels-per-day of the Project’s capacity to the production of SAF; provided further that such limitation shall not apply to any volumes of SAF sold to ExxonMobil under the Offtake Agreement.
1.2	Volumes. Subject to the terms of this Agreement, ExxonMobil shall have the exclusive right to purchase all of the Renewable Diesel and SAF (to the extent an agreement is reached in accordance with Section 1.1) produced at the Project that is not Committed Volume to ExxonMobil under the Offtake Agreement. For the avoidance of doubt, except for the Monthly Scheduled Volume determined pursuant to Section 3.1(a) which is subject to Section 1.4, GCE shall have no obligation hereunder to produce any minimum volumes of Renewable Diesel.
1.3	Suspension of Exclusivity. If (a) GCE’s on-site inventory of Renewable Diesel exceeds, at any time, […***…] Barrels, (b) GCE gives ExxonMobil written notice of such event, and (c) ExxonMobil does not purchase and take delivery of Renewable Diesel from GCE such that GCE’s on-site inventory is equal to or is less than […***…] Barrels within five (5) days of such notice, then after such 5-day period GCE may sell to third parties an amount of Renewable Diesel from the Project equal to the sum of (x) […***…] Barrels plus (y) the amount of Barrels, if any, by which ExxonMobil’s purchases of Renewable Diesel under this Agreement and the Offtake Agreement during such 5-day period are less than the amount of Renewable Diesel produced and certified at the Project during such 5-day period. Any such sales by GCE must occur in the 14-day period after the expiration of the 5-day notice period described in the previous sentence; provided, however, that GCE’s right to sell to third parties shall persist beyond such 14-day period to the extent that GCE’s on-site inventory contines to exceed […***…] Barrels and ExxonMobil remains unwilling to purchase such excess. Promptly following the first year of the Initial Term, the Parties shall meet to discuss the adequacy of Product storage capacity at the Project. If ExxonMobil desires additional Product storage capacity, then the Parties shall negotiate in good faith regarding appropriate adjustments needed to this Agreement or the Bakersfield Terminaling Agreement to bring online additional Product storage tanks at the Project.
1.4	[…***…]

1.5	Local Sales. Recognizing the value of developing strong local relationships, ExxonMobil agrees consider in good faith any offers to purchase Renewable Diesel made by feedstock suppliers to GCE in and near Bakersfield, California.

ARTICLE II
TERM AND TERMINATION

2.1	Term.
(a)	The initial delivery term of the Agreement (“Initial Term”) shall be sixty (60) months, commencing upon the date that the Project commences operations (the “Start Date”), as notified by GCE to ExxonMobil in accordance with Section 2.5 of the Offtake Agreement.
(b)	ExxonMobil shall have a one-time option to extend the Term for an additional five (5) Year period (a “Renewal Term”) which must be exercised, if at all, by delivery of written notice to GCE at least twelve (12) months prior to expiry of the Initial Term; provided that, in order to extend the Initial Term for the Renewal Term, ExxonMobil must concurrently exercise its corresponding extension option under Section 2.3(b) of the Offtake Agreement and not be in breach thereof. If ExxonMobil fails to properly deliver timely notice of its exercise of this option for a Renewal Term, the Term of this Agreement will expire at the end of the Initial Term.
(c)	If ExxonMobil exercises its Renewal Term option, ExxonMobil will have an additional right to require the Parties to enter into good faith negotiations on a pricing structure for a further five (5) year period beyond the end of the Renewal Term (an “Additional Renewal Term”). ExxonMobil must exercise its option to enter into good faith negotiations relating to an Additional Renewal Term (if at all) not later than twelve (12) months prior to expiry of the Renewal Term; provided that, in order to exercise such option, ExxonMobil must concurrently exercise its corresponding extension option under Section 2.3(c) of the Offtake Agreement and not be in breach thereof. If the Parties are unable to reach agreement on terms for the Additional Renewable Terms, or the terms of the corresponding extension option under Section 2.3(c) of the Offtake Agreement, in either case, at least nine (9) months prior to expiry of the Renewal Term, the term of this Agreement will end upon the expiry of the Renewal Term.
(d)	Notwithstanding anything contained herein to the contrary, GCE shall have the right to terminate this Agreement if (i) ExxonMobil fails to purchase and receive at least […***…] percent ([…***…]%) of the Monthly Operating Volumes (as may be modified by a Monthly Limit Notice) measured on a rolling three-month average basis during the Term, (ii) GCE has provided written notice of such event to ExxonMobil and (iii) following receipt of such notice, ExxonMobil has failed to increase its purchases so that ExxonMobil purchases and receives at least […***…] percent ([…***…]%) of the Monthly Operating Volumes (as may be modified by a Monthly Limit Notice) in each consecutive month after such notice until the weighted average of ExxonMobil’s monthly purchases (starting with the first month of the three-month period in which the ExxonMobil first breached the obligation described in clause (i) above) equals at least […***…] percent ([…***…]%) of the Monthly Operating Volumes (as may be modified by a Monthly Limit Notice) over that same period.

2.2	Default. In addition to the provisions of Section 11.1, this Agreement may be terminated by a non-defaulting Party, upon notice to the defaulting Party, if one or more of the following events have occurred and remain uncured within the specified time period:
(a)	(i) the other Party defaults, in any material respect, in the performance or observance of any material term, covenant or agreement contained in this Agreement (other than a default relating to any payment obligation or any default for which a sole and exclusive remedy is provided in this Agreement), (ii) such default has a material adverse impact on the (A) defaulting Party’s performance of its obligations to purchase or sell Renewable Diesel hereunder or (B) non-defaulting Party, and (iii) and such default is not cured within thirty (30) days following receipt by the defaulting Party of written notice of such default from the non-defaulting Party or, if the defaulting Party has commenced a cure and is diligently pursuing cure to completion, such period of time as reasonably needed by the defaulting Party to complete such cure;
(b)	the other Party fails to pay any amount owed hereunder on the due date for such payment, except for any amounts being disputed in good faith, and such amount (and any interest accrued thereon) remains unpaid for ten (10) days following receipt by such Party of written notice from the non-defaulting Party of such failure to pay;
(c)	the other Party commences any case, proceeding or any other action: (1) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debt; or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets or the other Party shall make a general assignment for the benefit of its creditors;
(d)	there is commenced against the other Party any case, proceeding or other action of a nature referred to in clause (c) above that has not been dismissed within sixty (60) days;
(e)	there is commenced against the other Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets;
(f)	the other Party takes any action in furtherance of, or indicating its consent to,

approval of, or acquiescence in, any of the acts set forth in clause (c) (d), or (e) above; or

(g)	the other Party is in default under the Offtake Agreement pursuant to Section 2.7 thereof.

ARTICLE III
PROGRAMMING OF DELIVERIES

3.1	Quarterly Forecasts.
(a)	On a quarterly basis at least forty-five (45) days prior to the first day of each given calendar quarter during the Term, GCE shall provide written notice to ExxonMobil setting forth the volume of Product for each of the three months of delivery during such calendar quarter that GCE estimates that it will make available for sale and delivery to ExxonMobil hereunder (the volume for each month of delivery, the “Monthly Operating Volume”). Within ten (10) Business Days of receipt of such notice, ExxonMobil shall provide written notice to GCE nominating the volume of Product for each of the three months of delivery, in each case, not to exceed the Monthly Operating Volume, that ExxonMobil estimates that it will purchase and receive hereunder (the volume for the month of delivery set forth in such nomination, as may be revised in accordance with the last sentence of this clause (a), is referred to herein as the “Monthly Scheduled Volume”). GCE may revise, upwardly or downwardly, the Monthly Operating Volume for any month of delivery by delivering written notice of such revision (a “Monthly Limit Notice”) no later than the twelfth (12th) day of the month preceding the month of delivery. ExxonMobil shall revise the Monthly Scheduled Volume by providing written notice of such revision within three (3) days of delivery of a Monthly Limit Notice; provided, that, in the event ExxonMobil fails to deliver a notice to revise the Monthly Operating Volume by such date, the Monthly Scheduled Volume shall remain unchanged from ExxonMobil’s initial notice; provided further, that the Monthly Scheduled Volume shall in no event exceed the quantity of Products available for sale set forth in a Monthly Limit Notice.
(b)	On or prior to the fifteenth (15th) day of each month during the Term, GCE shall provide to ExxonMobil a ratable delivery schedule for the Monthly Scheduled Volume for the upcoming month (the “Monthly Delivery Schedule”), which sets out the estimated volumes of Products to be produced at the Project and the amount of Products to be made available for delivery hereunder on each day of such month. GCE agrees to use commercially reasonable efforts to modify any Monthly Delivery Schedule to the extent reasonably requested by ExxonMobil. Moreover, GCE shall have the right to modify, on a day-ahead basis, the Monthly Delivery Schedule as may be reasonably necessary to accommodate any operational issues relating to the Project. Products shall be considered sold and transferred to ExxonMobil hereunder when delivery is made pursuant to Section 3.2 below.

(c)	GCE’s remedies for ExxonMobil’s failure to purchase and receive all of the Monthly Operating Volume (as may be modified by a Monthly Limit Notice) shall be limited to the following, if applicable: (a) the temporary suspension of exclusivity in accordance with Section 1.3 and (b) the right to terminate this Agreement in accordance with Section 2.1(d).
3.2	Deliveries. At ExxonMobil’s sole option, GCE shall deliver Products to ExxonMobil at the Project in Bakersfield, California either (i) FCA into an ExxonMobil Delivery Tank consistent with the commercial terms of the Bakersfield Terminaling Agreement, (ii) FCA over the rack into rail tank wagons, or (iii) FCA over the rack into trucks with title transferring in accordance with Section 10.1. Products may also be delivered by pipeline on terms and conditions mutually agreed by the Parties (in each Party’s sole and absolute discretion), which terms and conditions shall identify the Delivery Point for pipeline deliveries. The Parties shall cooperate to establish a lifting and delivery scheduling process. […***…]
3.3	Operational Covenants. GCE will operate all loading facilities at the Project 24 hours a day, 7 days a week, subject to scheduled and unscheduled outages and Force Majeure. Additionally, GCE agrees to comply with the terms of Schedule 3.3 regarding communication of loading rack issues.
(a)	ExxonMobil shall be entirely responsible (at its sole risk, cost and expense) for loading and transporting the Renewable Diesel and SAF in trucks from the Delivery Point. ExxonMobil shall cause its transporters and contractors and their respective employees or its customers’ transporters and contractors and their respective employees to comply with all Applicable Law and all generally applicable access; loading; scheduling; environmental, health and safety and insurance requirements put in place by GCE in connection with the operations of the Project.
(b)	GCE shall be entirely responsible (at its sole risk, cost and expense) for loading and transporting the Renewable Diesel and SAF into rail tank wagons from the Delivery Point.
(c)	ExxonMobil shall be responsible for delivery of rail tank wagons to the Project site in accordance with the Monthly Delivery Schedule. Once on site, GCE shall be responsible to move rail tank wagons as required within the Project site for product delivery.

ARTICLE IV
PRICE

4.1	Price of Product. ExxonMobil shall pay to GCE the GCE Renewable Diesel Price for each Gallon of Renewable Diesel delivered pursuant to Section 3.2.
4.2	Margin Payments.
(a)	GCE shall be entitled to receive payments from ExxonMobil, on a tiered basis in accordance with Schedule 4.2, based on the Margin realized by ExxonMobil’s downstream sales of Renewable Diesel purchased from GCE under this Agreement. ExxonMobil agrees to act in good faith […***…].

(b)	For purposes of this Agreement, “Margin” is equal to:
(i)	[…***…]; MINUS
(ii)	[…***…]; MINUS
(iii)	[…***…].

The Margin shall be calculated […***…] in accordance with Schedule 4.2, and ExxonMobil shall provide notice (the “Margin Notice”) to GCE of the result of such calculation and the resulting payment owed pursuant to this Section 4.2 (each, a “Margin Payment”) within ten (10) Business Days of making such calculation. For purposes of this Section, the Parties agree that, during the Initial Term, […***…] and that any changes to such amount shall require mutual agreement.

(c)	[…***…]
(d)	[…***…]
(e)	In order for GCE to make economic decisions on the quantities of Product to be made available in the Monthly Operating Volumes in accordance with Section 3.1(a), the Parties agree to establish a quarterly process whereby they will meet and discuss, subject to the provisions of Article 14 and applicable confidentiality restrictions, domestic and international market fundamentals, including but not limited to prices and new markets for Renewable Diesel, expected during the following quarter and potential, future marketing opportunities for Renewable Diesel from the Project. ExxonMobil agrees to consider in good faith marketing opportunities in jurisdictions other than California for Renewable Diesel produced at the Project that are identified by GCE. EXXONMOBIL MAKES NO WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO, AND SHALL HAVE NO LIABILITY IN CONNECTION WITH, THE ACCURACY OR COMPLETENESS OF FORWARD-LOOKING INFORMATION (INCLUDING ANTICIPATED SALES PRICES) PROVIDED TO GCE HEREUNDER.
(f)	Both Parties agree alternative markets may exist to sell the Products outside of California, which may have colder climates and require different cold temperature properties. Based on the mutual agreement of both Parties (in each Party’s respective sole discretion), Renewable Diesel may be produced with cold temperature properties for specific markets, based on the technology and capability of the Project, and Product prices may be adjusted on the mutual agreement of both Parties (in each Party’s respective sole discretion), due to the lower yield from the Project.

4.3       Price Reopener.

(a)	[…***…].
(b)	[…***…].
(c)	[…***…].

4.4       Price and Cost Audit.

(a)	GCE has the right, at its own cost and expense, to have a third party auditor, who is reasonably acceptable to both Parties, audit ExxonMobil’s invoices and records for the purpose of verifying […***…]. This Section 4.4 shall survive termination of this Agreement for a period of three (3) years.
(b)	In addition to the foregoing, ExxonMobil agrees to communicate […***…]

ARTICLE V
RENEWABLE IDENTIFICATION NUMBERS

5.1	RINS. As of the Effective Date, the Parties anticipate that each Gallon of Renewable Diesel sold and purchased hereunder shall have one and seven-tenths (1.7) times the associated Renewable Identification Numbers (“RINs”) in which the “RR” component of each RIN, as defined at 40 CFR Section 80.1425(f), has a value of 17, in accordance with calculation contemplated under 40 CFR Section 80.1425(f) and 40 CFR Section 80.1415(b)(4), and the “D” code of each RIN as defined at 40 CFR Section 80.1425(g)(2) has a value of 4.
5.2	Representations and Warranties Regarding RINS. With respect to the RINs transferred under this Agreement, GCE, without prejudice to ExxonMobil’s remedies contained herein, warrants that upon delivery of the Renewable Diesel:
(i)	RINs will be property generated by an EPA registered facility or are otherwise valid pursuant to RFS2 Regulations, and GCE will have the right to transfer such RINs pursuant to the applicable RFS2 Regulations;
(ii)	GCE will have good and marketable title to the RINs, and such RINs will be free and clear of any GCE created claims, liens, charges, encumbrances, pledges, or security interests whatsoever;
(iii)	The RINs will have been assigned to the volume of Renewable Diesel transferred under this Agreement and have not been previously transferred to another party; and
(iv)	GCE will not have taken any action or made an omission that would prohibit or limit ExxonMobil’s use of the RINs.

With respect to the RINs transferred under this Agreement, ExxonMobil covenants that it will use, transfer, or retire the RINs in compliance with the applicable RFS2 Regulations and all other Applicable Law.

GCE shall participate in an EPA-certified Quality Assurance Plan (QAP) under 40 C.F.R. §80.1469 and 80.1472 as a way to ensure all RINS generated at the Project are properly generated under the EPA regulations.

5.3	RIN Title and Risk Transfer. GCE shall transfer title to ExxonMobil of the quantity of RINs properly allocable to the quantities of Renewable Diesel purchased under this Agreement through the EPA Moderated Transaction System (“EMTS”) under 40 C.F.R. §80.1452 within five (5) Business Days after the date of delivery of the associated Renewable Diesel under this Agreement (“Transfer Date”). GCE shall enter a “sell” transaction into EMTS for the subject RINs on or before the Transfer Date, identifying the purchaser as ExxonMobil, assignment code, RIN D code, period of generation, quantity, volume of associated Renewable Diesel, and the mutually agreed per-Gallon price of associated Renewable Diesel transferred. ExxonMobil shall enter a corresponding “purchase” transaction into EMTS in accordance with the RFS2 Regulation. Title to and risk of loss of the RINs shall pass from GCE to ExxonMobil upon ExxonMobil’s completion of the “purchase” transaction into EMTS.
5.4	RIN Product Transfer Documents. GCE shall provide ExxonMobil a “Product Transfer Document” that fulfills all of the requirements set forth in 40 C.F.R. § 80.1453, and shall include, but not be limited to, the following information:
(i)	The name and address of seller and buyer;
(ii)	GCE’s and buyer’s EPA company registration number;
(iii)	The volume of Renewable Diesel transferred;
(iv)	The date of transfer;
(v)	The quantity of RINs being transferred;
(vi)	The RIN type(s) (“D” code) and Assignment Code(s) (“K” code);
(vii)	The RIN generation year; and
(viii)	The EMTS field description of the reason for the transfer (e.g., standard trade).
5.5	Remedies for Invalid RINS. A RIN shall be deemed invalid (a) if it meets the invalid RIN criteria described in 40 CFR Subpart M § 80.1431 - Treatment of invalid RINs or (b) if the EPA has provided notice to a party regulated under the regulations or otherwise has made its determination public that the RIN is invalid (in each case, an “Invalid RIN”). In the event that GCE transfers Invalid RINs, GCE shall, at GCE’s sole expense, transfer to ExxonMobil qualified replacement RINs in an amount equal to the amount of Invalid RINs within thirty (30) days of the later of: (i) the discovery of the invalid RINs; or (ii)

ExxonMobil’s demand for replacement. For the purpose of this Section, qualified replacement RINs may be either assigned or separated RINs but must be the same D code and must be the same year of generation, if available; otherwise, such replacement RINs shall be the next unexpired year of generation. In the event that GCE fails or refuses to transfer sufficient qualified replacement RINs, GCE shall, within ten (10) days of ExxonMobil’s written request, reimburse ExxonMobil’s actual costs and expenses incurred in connection with ExxonMobil obtaining qualified replacement RINs where the cost of such qualified replacement RINs purchased by ExxonMobil was no less favorable than that available to ExxonMobil through good faith negotiations in an arms-length transaction. GCE shall reimburse ExxonMobil for any penalties or fines imposed upon ExxonMobil by government authorities as a result of ExxonMobil’s use of RINs supplied to it under this Agreement that are subsequently found to be invalid RINs.

5.6	Reporting of Transactions. Both Parties shall report transactions under this Agreement to the EPA in accordance with the requirements set forth in the RFS2 Regulation.
5.7	RFS2 Repeal or Modification. In the event RFS2 is repealed or is modified in a manner that materially affects GCE’s ability to deliver RINs under this Agreement that does not constitute a Change in Law, both Parties agree that this Agreement will continue, subject to the following:
(a)	the Parties agree to negotiate in good faith with respect to pricing modifications, based on mutually acceptable terms (in each Party's sole and absolute discretion), to reflect, as applicable, the changes to RFS2 or any subsequent federal renewable fuel mandates and/or state level renewable mandates; and
(b)	if no mutual agreement with respect to pricing structure modifications can be reached within ninety (90) days from the date any Party notifies the other Party in writing of any such repeal or modification of the RFS2, Section 5.8 below shall apply and the GCE Renewable Diesel Price and the calculation of Margin shall be automatically modified to remove RIN-related costs and values to the extent that GCE is unable to deliver such products.
5.8	Obligation. Notwithstanding anything in this Agreement to the contrary, (i) upon the effective date of such repeal or modification, GCE’s obligation to supply RINs shall not apply in the event RFS2 is repealed or in the event that RFS2 is modified in a manner (and to the extent) that GCE is unable to deliver such products as described in Section 5.7 and (ii) any repeal or modification of RFS2 that is properly considered a Change in Law shall be handled in accordance with Section 8.1.

ARTICLE VI
PAYMENT

6.1	Invoicing. GCE will electronically invoice ExxonMobil within […***…] Business Days following each […***…] for the Products sold and delivered during such […***…].
6.2	Payment. Payment shall be made by ExxonMobil to GCE no later than […***…] Business Days following the date of receipt of GCE’s initial valid invoice. All payments hereunder shall be made in U.S. dollars, by means of a wire transfer of immediately available funds to the account designated by GCE in the relevant invoice and, except to the extent required by Applicable Law, without any discount, allowance, set-off, retention or deduction. All payments otherwise due on a Saturday, Sunday, or a United States banking holiday will be deemed due the following Business Day.

6.3	Disputed Invoices. In the event ExxonMobil in good faith disagrees with any invoice, it shall immediately notify GCE of the reasons for the dispute. In such event, GCE shall promptly issue a revised invoice for the undisputed portion of the initial invoice, without prejudice to any rights of GCE with respect to the disputed portion. The Parties shall endeavor to resolve the disputed portion within thirty (30) days. Failing resolution, either Party may pursue dispute resolution in accordance with Article 12. Promptly after resolution of any dispute, and upon receipt of invoice for the remaining portion, payment shall be made to GCE under the agreed payment terms.
6.4	Interest. Amounts not paid by a Party to another Party when due (including any payments of disputed amounts under Section 3.3 above) under any provisions of this Agreement shall bear interest at a per annum rate of interest equal to the lesser of (a) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, or (b) the maximum rate permitted by Applicable Law from the date such payment is due until and including the date of payment.
6.5	Taxes. Subject to the immediately succeeding sentence, any and all Taxes, Fees, and/or Other Similar Levies imposed or assessed by a Governmental Authority on or with respect to Renewable Diesel prior to the Delivery Point shall be borne by GCE. Any and all Taxes, Fees, and/or Other Similar Levies imposed or assessed by a Governmental Authority on or with respect to Renewable Diesel at and after the Delivery Point shall be borne by ExxonMobil. Any Taxes, Fees, and/or Other Similar Levies, the taxable incident of which is the transfer of title or the delivery of the Renewable Diesel hereunder, or the receipt of payment therefor, regardless of the character, method of calculation or measure of the levy or assessment, shall be paid by the party upon whom the tax, fee or charge is imposed by applicable law. If ExxonMobil claims exemption from any of the aforesaid taxes, then ExxonMobil, in lieu of payment of or reimbursement of such taxes/fees to GCE, shall furnish GCE with a properly completed and executed exemption certificate in the form prescribed by the appropriate taxing authority. ExxonMobil shall promptly notify GCE in writing of any change in the status of its exemption or registration. ExxonMobil shall promptly furnish GCE any renewal certificate as requested by GCE. Notwithstanding anything contained herein to the contrary neither Party shall be responsible for the income, franchise, ad valorem or similar taxes of the other Party and each Party agrees to defend, indemnify and hold the other Party harmless from and against any such tax asserted by any Governmental Authority to be due and payable by the other Party.

ARTICLE VII
LCFS PATHWAYS AND CI VALUES

7.1	CARB LCFS Pathways and Approved CI Values.

(a)	As of the Effective Date, the Parties anticipate that each Gallon of Renewable Diesel sold and purchased hereunder shall have an assigned CI value from one or more approved fuel pathways in the CARB LCFS program, which will ultimately generate LCFS credits to a regulated party if blended for use in the California transportation fuel market. The method for determining the LCFS Values is set forth in Schedule 7.1.
(b)	At either Party’s request, the Parties shall use commercially reasonable efforts to secure additional approved fuel pathways under the CARB LCFS program.
7.2	Representations and Warranties Regarding LCFS CI Values. With respect to the LCFS transactions under this Agreement and the extent Renewable Diesel has an assigned CI value from one or more approved fuel pathways in the CARB LCFS program, GCE, without prejudice to ExxonMobil’s remedies contained herein, warrants that upon delivery of the Renewable Diesel:
(i)	theRenewable Diesel
(ii)	to the extent that GCE as the producer is treated as the initial regulated party under the LCFS Program, GCE shall use all commercially reasonable efforts to enable ExxonMobil to become the regulated party upon title transfer of the Renewable Diesel.
7.3	LCFS Product Transfer Documents. GCE shall provide ExxonMobil a “Product Transfer Document” that fulfills all of the requirements of the CARB LCFS regulation, and shall include, but not be limited to, the following information:
(i)	Transferor Company Name, Address and Contact Information;
(ii)	Transferee Company Name, Address and Contact Information;
(iii)	Transaction Date;
(iv)	For Non-Aggregated Transactions: Date of Title Transfer;
(v)	Fuel Pathway Code (FPC) and CI;
(vi)	Volume/Amount and Units;
(vii)	A statement identifying whether the LCFS Obligation is passed to the transferee; and
(viii)	Fuel Production Company ID and Facility ID as registered with the LCFS program.
7.4	Reporting of Transactions. Both Parties shall report transactions under this Agreement to CARB in accordance with the requirements set forth in the CARB LCFS regulation.

7.5	Obligation. Notwithstanding anything in the Agreement to the contrary, GCE’s obligations pursuant to this Article 7 shall not apply in the event the CARB LCFS regulation is repealed or materially changed after the Effective Date. If the CARB LCFS regulation is repealed or materially changed, such event will be treated as a Change in Law and handled in accordance with Article 8 below.

ARTICLE VIII
NEW OR CHANGED APPLICABLE LAW

8.1	New or Changed Applicable Law. If after the Effective Date of this Agreement, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed (which change is not addressed by another provision of this Agreement), and such new Applicable Law or change in Applicable Law has, individually or in the aggregate with other such new or changed Applicable Laws, a material adverse economic impact upon a Party or a material adverse impact upon the economic benefits expected to be derived from this Agreement (each, a “Change in Law”), the affected Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement that will address the Change in Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.
8.2	Consequences. If mutual agreement in respect to any new or changed Applicable Law cannot be reached within ninety (90) days from the effective date of such new or changed Applicable Law, then either Party shall have the right, during the 60-day period starting at the end of such 90-day period, to terminate this Agreement by providing written notice to the other Party.

ARTICLE IX
WARRANTY, QUANTITY AND QUALITY DETERMINATIONS

9.1	Warranty. GCE warrants that with regards to the Products to be delivered under this Agreement:
(a)	the Products will meet the Specifications, as may be amended from time to time in accordance with the provisions of this Section;
(b)	GCE will have free and clear title to the Products delivered under this Agreement;
(c)	such Products will be delivered free from lawful security interests, liens, and encumbrances, except those generated in the ordinary course of business; and
(d)	GCE will obtain, at its expense, all the necessary registrations, certificates, permits, licenses and authorizations to deliver the Products pursuant to this Agreement.

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.2, THIS SECTION 9.1, AND SECTION 9.3, GCE MAKES NO WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE FEEDSTOCK OR THE

RESULTING RENEWABLE DIESEL; RINS OR ANY OTHER ENVIRONMENTAL ATTRIBUTES OF THE PRODUCTS, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES, OR OTHERWISE, AND ALL SUCH WARRANTIES WITH RESPECT TO SUCH PRODUCTS ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED FROM THIS AGREEMENT.

To the extent that ExxonMobil wishes, or is required, to change the Specifications, ExxonMobil agrees to provide GCE a reasonable notification period prior to the desired adoption of any new Specifications. GCE agrees to use commercially reasonable efforts to work with ExxonMobil to amend or update the Specifications following receipt of such a request; provided, that such changes: (i) are achievable within the existing design basis and technology limits of the Project, (ii) are consistent with prudent operating practices, (iii) would not give rise to any concerns regarding the environment, health or safety, (iv) will not violate any Applicable Law, (v) would not result in a breach of GCE’s obligations to its other customers, and (vi) are not expected to reduce Project output or give rise to additional costs to GCE unless ExxonMobil agrees to equitably compensate GCE for any resulting economic losses. To the extent new Specifications are agreed to, Schedule 1.1 will be amended to reflect such changes. If any requested Specifications require material upgrades or changes to the Project, the Parties must first mutually agree (in each Party’s respective sole discretion) on sharing the potential additional costs associated with such upgrades or changes.

9.2       Indemnity.

(a)	To the fullest extent permitted by Applicable Law and subject to the provisions of Section 9.5, GCE will indemnify, defend and hold harmless the ExxonMobil from and against any and all claims and liabilities of third parties, including all reasonable court costs and attorneys’ fees incurred with respect thereto, for personal injury or death and/or damage or loss to real or personal property arising out of or in connection with the ownership, possession, control, operation or use of any Product prior to and at the Delivery Point(s).
(b)	To the fullest extent permitted by Applicable Law and subject to the provisions of Section 9.5, ExxonMobil will indemnify, defend and hold harmless GCE from and against any and all claims and liabilities of third parties, including all reasonable court costs and attorneys’ fees incurred with respect thereto, for personal injury or death and/or damage or loss to real or personal property arising out of or in connection with the ownership, possession, control, operation or use of any Product after the Delivery Point(s) (specifically including any liabilities arising out of or in connection with entry by ExxonMobil on to the Project site for purposes of transporting Product), except to the extent such liability results from a claim wholly related to the renewable fuel manufactured produced or sold by GCE, or from GCE’s negligence or willful misconduct.
9.3	Intellectual Property Matters. For purposes of this Section, “Intellectual Property Right” means any patent, trademark, copyright, trade secret, or other proprietary right of a third party. GCE warrants and represents that Products, when delivered, will be free from any valid claim of a third party for infringement or misappropriation of an Intellectual Property Right. GCE shall defend at GCE’s expense and indemnify and hold ExxonMobil and Affiliates harmless against any and all expenses, liability or loss from any claim or lawsuit for alleged infringement or misappropriation of any Intellectual Property Right resulting from the manufacture, sale, use, possession or other disposition of any Product sold pursuant to this Agreement. The indemnities set forth in this paragraph shall include, without limitation, payment as incurred and when due of all penalties, awards, and judgments; all court and arbitration costs; attorney’s fees and other reasonable out-of-pocket costs incurred in connection with such claims or lawsuits. ExxonMobil or an Affiliate, as applicable, may, at its option, be represented by counsel of its own selection, at its own expense. GCE shall not consent to (i) an injunction against ExxonMobil or its Affiliate’s operations, (ii) the payment of money damages by ExxonMobil, (iii) the granting of a license by ExxonMobil or (iv) the parting of anything of value to ExxonMobil or an Affiliate with respect to resolution or settlement of any claim or lawsuit. Nothing in this Agreement shall be construed as granting to ExxonMobil any right or interest in the intellectual property of GCE, SUSOILS, or their respective Affiliates.

9.4	Data Integrity. In connection with this Agreement, where GCE must perform or desires to perform any product quality test on Product it delivers to ExxonMobil, GCE is accountable for the integrity and results of any such product quality test, whether performed by it, or by a third party laboratory or inspector employed by it. Furthermore, GCE is accountable for recording and retaining such data for ten (10) years, whether GCE performs the product quality test itself, or employs a third party laboratory or inspector to do so. GCE shall ensure that with respect to any such test performed by it or on its behalf:
(i)	Product quality test measurements are complete, accurate and timely and that such test measurements are performed upon unaltered samples collected in a manner that: (i) is expected to yield samples representative of the product per ASTM/API MPMS sampling guidelines or industry standards; or (ii) complies with the manner of collection specified by written agreement between the Parties.
(ii)	Any samples used for quality test measurements as required by this Agreement are retained for a period of not less than sixty (60) days after such tests are performed. If there is a dispute regarding product quality, GCE agrees that relevant samples shall be retained for the duration of such dispute.
(iii)	Specified industry standard test methods including sampling and instrument calibration procedures are used without modification, unless: (i) that modification has been approved by written agreement between the Parties; and (ii) the certificates of analysis of such data indicate such test method or procedure was altered.
(iv)	Except where agreed in writing with ExxonMobil, GCE does not employ a modified test method or instrument calibration procedure if such method or calibration procedure may be expected to yield materially different test results.

(v)	Documentation and records of quality results state clearly the test method used to obtain the results.
(vi)	A quality assurance system is in place for any laboratory facility involved. This system must be designed to aid in the deterrence, detection and correction of any incorrect data generated or communicated and must also assure the data generated meets the relevant industry standards for precision and bias as well as assuring the maintenance and calibration of measurement instruments.
(vii)	Testing and measurement personnel involved are trained in the necessary skills required for data generation and data management. This training must include: (i) initial and ongoing personnel training; (ii) testing; and (iii) standards to ensure that all such personnel possess the skills required by this subsection (vii).
(viii)	GCE utilizes a self-monitoring and assessment system to determine the extent to which GCE is complying with the requirements set forth above. This system must include a method for resolving problems found in the assessments and must include plans and responsibilities for appropriate follow-up.
(ix)	GCE acknowledges that it is familiar with American Petroleum Institute’s Recommended Practice 1640, Product Quality in Light Product Storage and Handling Operations, First Edition, August 2013 (“API 1640”), providing guidance on the minimum equipment standards and operating procedures for the receipt, storage, blending and delivery of non-aviation light products, their blend components, and additives at distribution and intermediate storage, including related operations of pipeline, road and rail transport. GCE certifies that it will have a plan in place to evaluate and implement the requirements of API 1640 to the extent applicable to the equipment, facilities and/or operations at the Project.
9.5	Independent Inspector. ExxonMobil may request a quality inspection be performed by a mutually-agreed laboratory or inspector with tests specified by ExxonMobil. Such quality inspections shall be performed no more frequently than four times per year. The cost of such quality inspection service will be shared equally between the Parties.

9.6       Quantity Determinations.

(a)	At each respective Delivery Point, the quantity of Product delivered to ExxonMobil by GCE shall be established by outbound meter tickets expressed in Gallons in accordance with standards commonly used within the fuels industry in the U.S. GCE shall provide copies of meter tickets when requested by ExxonMobil. Calculations from the meter readings for determining such quantities shall conform to the procedures set out below:
(i)	GCE agrees to maintain and calibrate all its meters and associated equipment in accordance with the latest edition of API Manual of Petroleum Measurement Standards Chapters 4, 5, 6 and 12.

(ii)	GCE shall provide ten (10) days’ notice to ExxonMobil of the date and time of meter calibrations. ExxonMobil shall be entitled to have representatives present to witness such tests and to verify GCE calibrations.
(iii)	GCE will retain records of such calibrations for three (3) years and make such records available to ExxonMobil at its written request.
(iv)	Meters shall be mechanically adjusted to operate with as close to zero error as possible, or the meter factor adjusted to achieve zero error.
(b)	The following provisions govern the measurement of Product at the point of custody transfer:
(i)	GCE is responsible for measuring the quantity of Product delivered and shall use calibrated and proved meters to measure quantities.
(ii)	GCE shall ensure that such meters and temperature probes are operated, calibrated, and, proved, in accordance with then-current API Manual of Petroleum Measurement Standards (API MPMS), but in any event, calibration and proving must occur not less frequently than once every six (6) months. If ExxonMobil has reasonable cause, it will have the right to independently certify, at its own expense, the calibration of such meters and temperature probes. ExxonMobil may request copies of previous or future calibration and proving results for any equipment used for transfers under this Agreement without giving cause.
(iii)	Each Party has the right to have one representative present at all deliveries (in addition to the independent inspector if present) to witness all gauges, tests, and measurements. Such representative must comply with any applicable dock, terminal, and/or pipeline facilities’ safety procedures or requirements. If the independent inspector is present, however, the independent inspector’s gauges, tests, and measurements will be binding upon the Parties absent fraud or manifest error.
(iv)	Unless otherwise specified elsewhere in this Agreement, all quantities measured will be adjusted to net Gallons at 60 degrees F. in accordance with ASTM D-1250 Petroleum Measurement Tables, as revised from time to time.
(c)	[…***…].

ARTICLE X
TITLE AND RISK OF LOSS

10.1	Title and Risk of Loss. Title and risk of loss for Products delivered into rail car, pipeline or tank trucks shall transfer from GCE to ExxonMobil as the Product passes the Delivery Point.

ARTICLE XI
FORCE MAJEURE

11.1	Force Majeure. Neither Party will be liable to the other for failure to perform any obligations under this Agreement (other than the payment of money which shall not be subject to this Section 11.1) to the extent that such failure is caused by a Force Majeure event. As used in this Agreement, a “Force Majeure” event means any event, cause or circumstance beyond the reasonable control of the Party claiming suspension of its obligations, including but not limited to, acts of God, fire, flood, or governmental regulation, governmental direction or government request, accident, strikes, lockouts, wars, protests, and unavoidable breakdowns of production or transportation facilities. Either Party shall have the right to (i) suspend the Agreement if a Force Majeure event occurs and continues for sixty (60) consecutive days, provided that the other Party receives written notification, and (ii) terminate the Agreement if the Force Majeure event occurs and continues for three hundred sixty five (365) consecutive days or more. Other termination rights include breaches of material terms and obligations after expiration of any applicable cure periods. For the avoidance of doubt, any modification or change to LCFS, RFS2, the FBTC, or FPTC shall not constitute a Force Majeure event.
11.2	Duty to Mitigate. In the event that a Party is affected by a Force Majeure event, it shall endeavor to mitigate the effects of such Force Majeure event on the performance of its obligations hereunder. In addition, nothing in this Agreement may be construed as requiring either Party to settle any strikes or labor differences.
11.3	Supply Interruptions. If, during the Term of this Agreement, there is a scheduled Turnaround at the Project and that Turnaround impacts the production of Product purchased by ExxonMobil pursuant to this Agreement, GCE shall be relieved of its obligation to supply Monthly Scheduled Volumes designated hereunder during the period of the scheduled Turnaround. GCE shall make reasonable efforts to provide at least six (6) months advance written notice to ExxonMobil before the commencement of the Turnaround, including GCE’s reasonable estimates on the impact to potentially available volumes. Should GCE’s production of Renewable Diesel be limited due to Turnaround, both Parties agree to use commercially reasonable efforts to agree upon preemptive mitigation measures, such as on-site inventory build. ExxonMobil shall hold information related to the Turnaround strictly confidential and shall not disclose to anyone other than those employees of ExxonMobil who require the information to perform their job duties.
11.4	Suspensions. GCE’s obligation to supply Monthly Scheduled Volumes shall also be suspended if there is a general problem at the Project that affects the production and delivery of such Monthly Scheduled Volumes; provided that such problem is not caused by the negligence or willful misconduct of GCE or its Affiliates. For purposes of this Section, “general problem” includes, but is not limited to, verifiable problems with the selection of feedstock, production units or storage facilities or pipelines involved in the supply of the Product purchased by ExxonMobil pursuant to this Agreement. For the avoidance of doubt, in no event shall the selection of feedstocks that are reasonably assumed to be capable of producing Renewable Diesel and SAF at the Project be considered negligence or willful misconduct on the part of GCE or its Affiliates.

ExxonMobil shall be notified in writing of such problems as soon as practicably possible. For the avoidance of doubt, economic shutdowns will not relieve GCE’s obligation to supply the Monthly Scheduled Volumes.

ARTICLE XII
RESOLUTION OF DISPUTES

12.1	Arbitration. Except as set forth in Section 12.2 below, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement, including any claim based in contract, tort, statute or constitution, shall be settled exclusively and finally by arbitration. The arbitration shall be conducted and finally settled by three (3) arbitrators in New York, NY, in accordance with the then-existing Rules for Complex Arbitration of the American Arbitration Association (the “Rules”), and any judgment, ruling or determination rendered by the arbitrators shall be final, binding and unappealable, and such judgment, ruling or determination may be entered by any state or Federal court having jurisdiction thereof. The pre-trial discovery procedures of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 46 and 47 of the Civil Rules for the United States District Court for the Southern District of New York shall apply to any arbitration. ExxonMobil and GCE shall each select one such arbitrator, and the two arbitrators so selected shall select the third arbitrator. Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators. It is the intent of the Parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator. Prior to each arbitrator’s formal appointment, such arbitrator shall disclose to the Parties and the other arbitrators any financial, fiduciary, kinship or other relationship between such arbitrator and any Party or its counsel, or between such arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any Party. For the purpose of this Agreement, “appearance of impropriety” shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any Party. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrators shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate. It is the intent of the Parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the American Arbitration Association. The arbitrators shall use their best efforts to issue the final award or awards within a period of thirty (30) days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award. The Parties and the arbitrators shall treat all aspects of the arbitration proceedings, including discovery, testimony, and other evidence, briefs and the award, as strictly confidential. The Parties intend that the provisions to arbitrate set forth in this Agreement be valid, enforceable and irrevocable. In their award the arbitrators shall allocate, in their discretion, among the Parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrators and reasonable attorneys’ fees, costs and expert witness expense of the Parties. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief.

12.2.       Determination of Price Reopeners.

(a)	Any Price Reopener Dispute shall be settled exclusively and finally […***…] pursuant to this Section 12.2.
(b)	[…***…].
(c)	[…***…].
(d)	[…***…].
(e)	[…***…].
(f)	[…***…].

ARTICLE XIII
AUDIT

13.1	Audits. Each Party, through its authorized representatives, has the right to witness custody transfer measurement procedures in accordance with Section 9.6(b)(iii). In addition, each Party shall permit the other Party and its duly authorized representatives to have access to the laboratory test records and other documents maintained by the other Party or subcontractors relating to any performance under this Agreement. Each Party shall keep and maintain in accordance with generally accepted accounting practices the complete books, invoices, and records relating to its performance hereunder for a period of at least three (3) years after the performance to which such books, invoices and records relate. Either Party has the right, upon reasonable notice during normal business hours, at its expense, to audit such books, invoices and records, including the work sites, personnel and subcontractors, for the sole purpose of verifying compliance with the terms and conditions of this Agreement. Each Party shall have the right to reproduce documents reviewed during audit to be used for auditor work paper documentation. Neither Party shall be liable for any of the other Party or subcontractor’s cost resulting from an audit. This Section 13.1 shall survive termination of this Agreement for a period of ten (10) years.
13.2	Claims. ExxonMobil shall assert any claims it has as to defects in quality by providing written notice (together with all necessary supporting documentation) to GCE within ninety (90) days after the delivery in question. If ExxonMobil fails to assert such claims within this time frame, such claims will be deemed to have been waived. Except in the case where a mutually acceptable independent inspector has been appointed and issued a certificate of quality, in the event of a dispute between the Parties relating to conflicting data from multiple laboratory analyses of product quality, the protocol outlined in ASTM D3244 or ISO 4259 shall be applied to resolve the differences between ExxonMobil’s quality test results and GCE’s quality determination, unless otherwise agreed between the Parties.

Any Product samples that are involved in a Product quality dispute shall not be disposed of until the dispute is resolved.

ARTICLE XIV
BUSINESS ETHICS AND CONFIDENTIALITY

14.1	Compliance. The Parties shall each comply with all Applicable Laws relating to the observance or performance of their respective obligations under this Agreement.
14.2	Accurate Records. The Parties acknowledge that all reports and billings rendered by one Party to the other Party under this Agreement shall properly reflect the facts of all activities and transactions handled and subject to Article 5 and Article 7, may be relied upon as being complete and accurate in any further recording or reporting made by the other Party for any purpose.
14.3	Notification. Each Party shall notify the other Party in writing promptly upon discovery of any failure to comply with Section 14.1 or upon either Party having reason to believe that any data supplied pursuant to Section 14.2 is no longer accurate and complete and in the latter event such Party shall then provide the other Party with the accurate and complete data in question.
14.4	Confidential Information. The Parties agree that all information, documentation, data and reports provided by either Party in the course of the performance of services and supply of Renewable Diesel under this Agreement but specifically excluding information on the quality of Renewable Diesel which is normally divulged in the marketing of such Renewable Diesel shall constitute confidential information (“Information”). The Parties agree not to divulge Information to any outside source (including governmental agencies) unless:
(i)	Prior written approval to divulge or use the Information has been received from the other Party, which approval shall not be unreasonably withheld or delayed; or
(ii)	the Information is determined to be part of the public knowledge or literature; or
(iii)	the Information was known by the other Party prior to its disclosure by the divulging Party, having become known by the other Party in a bona fide manner; or
(iv)	The Information is required by Applicable Law or stock exchange to be disclosed provided that the request for such disclosure is proper and the disclosure does not exceed that which is required.
14.5	Permitted Disclosure.
(i)	Notwithstanding Section 14.4, each Party shall be permitted to disclose Information to its Affiliates, and, in the case of GCE, existing or prospective Lenders to or investors in the Project, and its and their respective employees, officers, directors, consultants, contractors, attorneys, accountants, financial advisors, and other representatives (collectively, “Representatives”) who have a need to know such Information. Prior to the first disclosure of Information to a Lender or investor in the Project (or any of its Representatives), GCE shall give prior to notice to ExxonMobil. Each Party shall be responsible for any improper disclosure of any Information in violation of this Agreement by its Representatives.

(ii)	Notwithstanding Section 14.4(iv), each Party, upon receiving a request for Information from any Governmental Authority, stock exchange, or from any party in a proceeding pending before any court or governmental body, the Party to whom the request has been made shall provide the other Party written notice of such request as soon as reasonably practicable. The Parties shall reasonably cooperate with each other in exercising any applicable rights to oppose the disclosure of the requested Information.

ARTICLE XV
MISCELLANEOUS

15.1	Safety and Hazardous Warning Responsibility.
(a)	Safety. Each Party shall ensure that its agents, representatives, and employees comply with all applicable safety regulations of the other’s facilities when such agents, representatives, and employees are present at such facilities in connection with these General Terms. Either Party may obtain written copies of these regulations upon request of the local office operating the facility.
(b)	Hazardous Warning Responsibilities. GCE shall provide ExxonMobil with a Material Safety Data Sheet for any Product delivered hereunder. Each Party acknowledges that it is aware of hazards or risks in handling or using such Renewable Diesel. GCE and ExxonMobil shall maintain compliance with all safety and health related governmental requirements concerning such Product and shall take steps as are reasonable and practicable to inform their employees, agents, contractors and customers of any hazards or risks associated with such Product, including but not limited to, dissemination of pertinent information contained in the Safety Data Sheet, as appropriate.
15.2	Assignment.
(a)	No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party, provided, however, that (i) GCE may assign the Agreement to an Affiliate that owns the Project without consent, and (ii) ExxonMobil may assign the Agreement to a majority controlled Affiliate without consent. For the avoidance of doubt, any assignment of this Agreement shall not constitute a novation of this Agreement unless expressly agreed by the Parties.
(b)	Notwithstanding the provisions of Section 15.2(a), GCE (or any assignee of GCE in accordance with Section 15.2(a)) may assign, mortgage, or pledge all or any of its rights, interests, and benefits under this Agreement to one or more Lenders to secure payment of any indebtedness or working capital incurred or to be incurred in connection with the acquisition, construction, procurement, upgrading, converting, financing, refinancing, maintenance and operation of any portion of the Project or any modifications thereto. Any such assignment to Lenders shall not relieve GCE of any obligations hereunder. ExxonMobil shall provide to the Lenders a consent to assignment or similar agreement, covering matters that are customary in financings of projects of this type (including the Lenders’ security rights with respect to this Agreement, certain notices to Lenders and extended cure rights).

15.3	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF NEW YORK.
15.4	Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the waiver is in writing and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Parties.
15.5	No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, except in the case of gross negligence or willful misconduct, neither Party shall be liable to the other Party for any incidental or consequential damages that such other Party may suffer. The Parties acknowledge that this Section 15.5 is intended only to limit their liability to each other for incidental and consequential loss or damage and shall not be construed so as to limit their liability to third parties or their right to seek indemnification for third party claims in accordance with any other Section of this Agreement.
15.6	Headings. The headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.
15.7	Notices. All notices, demands, instructions, waivers, consents or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received, if personally delivered; (ii) when transmitted, if transmitted by electronic or digital transmission method subject to the sender confirming receipt, provided, that a notice given in accordance with this sentence but received on a non-working day or after business hours in the place of receipt will be deemed to be given on the next working day in that place. In each case notice shall be sent to the following addresses:

(i)       if to GCE, to:

Bakersfield Renewable Fuels, LLC

2790 Skypark Drive, Suite 105

Torrance, CA 90505

Attention: Richard Palmer, CEO

(ii)       If to ExxonMobil, to:

ExxonMobil Oil Corporation

22777 Springwoods Village Parkway

Spring, TX 77389

Attention: Americas Trading Manager

Or to such other address as ExxonMobil or GCE shall have specified by notice in writing in the manner specified in this Section.

15.8	Entire Agreement. This Agreement, including the Schedules hereto, which are hereby incorporated by reference, sets forth the entire understanding and agreement between the Parties as to matters covered herein and supersedes any prior understanding, agreement or statement (written or oral) of intent between the Parties with respect to the subject matter hereof. In the event that there is a conflict between this Agreement and any Schedules hereto, the terms of this Agreement shall prevail.
15.9	No Partnership. Nothing contained in this Agreement shall constitute, or be construed to be, or create a partnership or joint venture between the Parties, or their respective Affiliates, successors and assigns, nor shall either Party be liable for any debts incurred on behalf of the other Party or be able to bind the other Party.
15.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Electronic signatures shall have the same effect as originals.
15.11	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to the other Party or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
15.12	Third-Party Rights. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.
15.13	Press Releases. No press releases, media interviews, and any other public announcements relating to the Project or this Agreement will be made by either Party unless determined jointly by the Parties and mutually agreed by the Parties in writing.

15.14	Representations. Each Party represents and warrants to the other, as of the Effective Date, that:
(a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, and has all company or corporate authority to execute this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;
(b)	this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms;
(c)	execution, delivery and performance of this Agreement do not violate or conflict with any Applicable Law in any material respect, any provision of its constitutional documents, order or judgment of any court or Governmental Authority or, in any material respect, any of its assets or any contractual restriction binding on or affecting it or any of its assets;
(d)	its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);
(e)	it is not relying upon any representations of any other Party other than those expressly set forth in this Agreement;
(f)	is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of its material obligations under this Agreement; and
(g)	neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Renewable Diesel or other products hereunder who is entitled to any compensation with respect thereto.
15.15	Interpretation.
(a)	The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article or that an Article relates only to the topical heading.
(b)	Reference to the singular includes a reference to the plural and vice versa.
(c)	Reference to any gender includes a reference to all other genders.

(d)	Unless otherwise provided, reference to any Article, Section, Schedule, means an Article, Section, or Schedule of this Agreement.
(e)	The words “include” and “including” means include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.
(f)	Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.
(g)	References to United States Dollars shall be a reference to the lawful currency from time to time of the United States of America.
15.16	No Recourse. EACH PARTY SHALL LOOK ONLY TO THE OTHER PARTY FOR THE PERFORMANCE OF SUCH OTHER PARTY’S RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT, AND ALL LIABILITIES AND INDEMNITY OBLIGATIONS HEREUNDER SHALL BE WITH RECOURSE ONLY TO THE PARTIES THEMSELVES, AND NONE OF THE LENDERS, AFFILIATES OF A PARTY, OR THE EMPLOYEES, SHAREHOLDERS, OFFICERS, DIRECTORS, OR AGENTS OF ANY OF THEM, SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR TO ANY OTHER PERSON UNDER OR PURSUANT TO THIS AGREEMENT.
15.17	General Provisions. In addition to the above terms and conditions, ExxonMobil Oil Corporation Terms for the Bulk Purchase and Sale of Petroleum Products dated as of January 3, 2007 (“GTCs”) shall govern this Agreement and are hereby incorporated by reference. In any case of conflict between the GTCs and the above terms and conditions, the above terms and conditions shall prevail.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

BAKERSFIELD RENEWABLE FUELS, LLC

By: /s/ Richard Palmer
Title: President
Date: ____________________________

EXXONMOBIL OIL CORPORATION

By: /s/ Avilo Olivia
Title: N.A. Biofuels & NGL Manager
Date: ____________________________

[Signature Page to Term Purchase Agreement]

SCHEDULE 1.1

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SCHEDULE 3.3

OUTAGE NOTIFICATION PROTOCOL

In the event of any planned or unplanned maintenance activity that impacts loading at the truck rack of a lifting location, GCE shall use the following protocol:

In the event of:

•	An unplanned outage at a delivery rack, GCE will notify ExxonMobil as soon as reasonably possible after the unplanned outage as well as the schedule for repair. GCE will provide ExxonMobil with routine updates to confirm there are no changes to the schedule.
•	A planned outage at a delivery rack that will last up to 24 hrs, GCE will notify ExxonMobil at least 3 days before the event as well as the schedule for repair. GCE will provide ExxonMobil with routine updates to confirm there are no changes to the schedule.
•	A planned outage at a delivery rack that will last between 24 and 48 hrs, GCE will notify ExxonMobil 15 days before the event as well as the schedule for repair. GCE will provide ExxonMobil with routine updates to confirm there are no changes to schedule.
•	A planned outage at a delivery rack that will last above 48 hrs. GCE will notify ExxonMobil 45 days before the event as well as the schedule for repair. GCE will provide ExxonMobil with routine updates to confirm there are no changes to the schedule.

Additionally and with the intent of avoiding/anticipating any impact to quality, the GCE shall communicate

•	The nature of a planned or unplanned maintenance/outage at the delivery racks that could potentially have an impact on the quality of the product delivered, together with steps to prevent/avoid them.
•	All software, hardware and operational changes to either the blending or loading operation. Communication shall take place prior to implementation including steps to prevent any impact to quality.

SCHEDULE 4.1

PRODUCT PRICING – RENEWABLE DIESEL

Applicable price for Renewable Diesel shall be determined on the date of delivery as follows:

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SCHEDULE 4.2

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SCHEDULE 7.1

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